Exhibit 17.1
List of Subsidiary Issuers and Guarantors

of U.S Registered Securities
Security Company Name Issuer Guarantor
3.8% USD Notes, due 2028:
ABB Finance (USA) Inc. X
ABB Ltd X
4.375% USD Notes, due 2042:
ABB Finance (USA) Inc. X
ABB Ltd X